Exhibit 16.2


Advanced Optics Electronics, Inc.
                                                   8301 Washington N.E.  Suite 5
                                                   Albuquerque, NM 87113
Phone 505-797-7878
Fax 505-858-1871
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March 19, 2001


Securities and Exchange Commission
450 5th Street, NW
Washington, D.C. 20549


Gentlemen:

This is in response to the letter from our prior accountants, Neff & Ricci relating to the 8K filed in regards to Advanced Optics Electronics, Inc. change of accountants. The Company had a good relationship with Neff and determined that it needed the services of a firm with expertise more specific to the anticipated growth and industry concerns of the Company. The Company's board of directors approved the change of independent accountants to Atkinson prior to the preparation of the 2000 audit.


Sincerely,
/s/ Leslie S. Robins
--------------------
Leslie S. Robins
Chairman of the Board of Directors
Advanced Optics Electronics, Inc.

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